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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated March 16, 2001 (with respect to Note A, April 4, 2001, and Note G, October 4, 2001) on our audit of the financial statements of Frost Capital Group, Inc. (a development stage company) as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and the periods from July 23, 1999 (inception) through December 31, 1999 and July 23, 1999 through December 31, 2000. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.


Richard A. Eisner & Company, LLP

New York, New York
January 25, 2002